EXHIBIT 99.1

Contacts:

Scott M. Tsujita (Investors) Hypercom Corporation 480.642.5161 stsujita@hypercom.com	Pete Schuddekopf (Media) Hypercom Corporation 480.642.5383 pschuddekopf@hypercom.com

FOR IMMEDIATE RELEASE

Hypercom Reports Second Quarter 2009 Results

•	Revenue of $106.8 million, up over $23 million or 28% over Q1 ‘09

•	GAAP operating income of $3.1 million

•	Generated $10.2 million of operating cash flow in Q2 ‘09

SCOTTSDALE, Ariz., August 4, 2009 – Hypercom Corporation (NYSE: HYC), the high security electronic payment and digital transactions solutions provider, today announced financial results for the second quarter ended June 30, 2009.

Revenue for the three months ended June 30, 2009 was $106.8 million, up 28% over first quarter 2009 revenue of $83.6 million. All regions reported significant sequential revenue gains. Revenue declined 14% compared to second quarter 2008 revenue of $124.2 million. The year-over-year decrease is primarily related to the impact of the stronger U.S. dollar on foreign denominated revenue in Europe, Brazil and Australia. Using constant foreign currency exchange rates from the prior year, revenue would have declined only 3.4% primarily due to the challenging economic environment.

GAAP gross profit for the three months ended June 30, 2009 was $34.1 million or 31.9% of revenue, versus $24.3 million or 29.1% of revenue in the prior quarter and $33.6 million or 27.0% in the second quarter of 2008.  Second quarter consolidated gross margin improved sequentially due to more favorable contract manufacturing pricing and increased sales of higher margin networking, unattended and ISO sales. GAAP gross margin for the three months ended June 30, 2009 included 36.9% product gross margin and 20.1% service gross margin, compared to margins of 32.8% and 23.3% in the first quarter and 30.3% and 20.8% in the prior year period. Non-GAAP gross profit for the three months ended June 30, 2009 was $35.7 million or 33.5% of revenue, compared to $25.1 million or 30.0% in the prior quarter and $36.4 million or 29.3% in the second quarter 2008. The non-GAAP gross profit excludes one-time restructuring costs, amortization of purchased intangibles, and non-cash stock-based compensation. Non-GAAP gross margin for the three months ended June 30, 2009 included 37.1% product gross margin and 22.9% service gross margin, versus 32.9% and 23.3% in first quarter 2009 and 32.2% and 20.8% in the prior year period.

GAAP operating expenses for the three months ended June 30, 2009 were $31.0 million or 29.0% of revenue, compared to $30.8 million or 36.9% in the prior quarter and $41.7 million or 33.5% for the same period in 2008. Non-GAAP operating expenses for the three months ended June 30, 2009 were $28.1 million or 26.3% of revenue, compared to $28.8 million or 34.4% in the prior quarter and $37.2 million or 29.9% for the same period in 2008. Non-GAAP operating expenses exclude the previously mentioned expense items as well as professional fees incurred related to the 2008 acquisition of the Thales e-Transactions business (“TeT”). The year over year decrease in operating expenses were related to continued synergies from last year’s acquisition of TeT, cost control activities and the benefit of lower exchange rates in foreign currency translation of foreign denominated expenses.

GAAP operating income for the three months ended June 30, 2009 was $3.1 million versus a loss of $6.5 million in the prior quarter and a loss of $8.1 million in the second quarter of 2008. Non-GAAP operating income for the three months ended June 30, 2009 was $7.7 million versus a loss of $3.7 million in the prior quarter and a loss of $0.7 million in the second quarter of 2008.

GAAP net income for the three months ended June 30, 2009 was $1.3 million or $0.02 per fully diluted share versus a GAAP net loss of $9.9 million or ($0.19) per share in the first quarter of 2009 and a net loss of $10.9 million or ($0.20) per share in the second quarter of 2008. Non-GAAP net income for the three months ended June 30, 2009 was $5.6 million or $0.11 per fully diluted share compared to a loss of $7.1 million or $(0.13) per share in the prior quarter and a loss of $3.6 million or $(0.07) per share for the same period in 2008.

Adjusted EBITDAS (Earnings before interest, taxes, depreciation, amortization, stock-based compensation and restructuring costs) for the three months ended June 30, 2009 increased to $10.0 million compared to a loss of $1.2 million in the prior quarter and adjusted EBITDAS income of $1.9 million in the prior year period. Cash flow from operations for the second quarter was $10.2 million and as a result, cash increased from $31.1 million at March 31, 2009 to $40.5 million at June 30, 2009.

“I am very pleased with the Company’s performance this quarter, even more so following a period that was by all accounts the severest economic crisis in modern times,” said Philippe Tartavull, Chief Executive Officer and President.  “Sequential revenue was up significantly across all regions. We expanded our customer base, improved margins and profitability and strengthened our balance sheet. In addition, the integration of the operations related to our 2008 acquisition of Thales e-Transactions is effectively complete.”

“Acceptance of our Optimum product line has been demonstrated by the array of certifications completed this quarter including the recently announced French and German certifications,” continued Mr. Tartavull. “We fully expect this momentum to carry forward as the Optimum family gains further traction in new markets and additional certifications. We also continue to see some positive signs in the overall economy, however we remain cautious on the potential impact on near-term top line revenue growth and profits, and are tightly controlling operating expenses while focusing on high quality and high security solutions for our customers.”

Second Quarter Earnings Call

Hypercom has scheduled its conference call to discuss second quarter 2009 results for Tuesday, August 4 at 4:30pm ET. The call will be available through telephone dial-in and audio web cast.

The dial in number is 800.638.4817 for North American callers and 617.614.3943 for international callers. To access the call, participants will be required to identify the participant passcode: 80899462. To access the audio web cast, please go to Hypercom’s website, http://ir.hypercom.com/events.cfm at least two minutes prior to the call to register.  A replay of the conference call can be accessed approximately one hour after the conclusion of the live call and will be available until September 4, 2009. The number for North American callers is 888.286.8010. The number for international callers is 617.801.6888. The passcode is: 51740280.  A replay of the call can also be accessed in the “audio archive” section of http://ir.hypercom.com, where it will remain until the next results release.

About Hypercom (www.hypercom.com)

Global payment technology leader Hypercom Corporation delivers a full suite of high security, end-to-end electronic payment products and services. The Company's solutions address the high security electronic transaction needs of banks and other financial institutions, processors, large scale retailers, smaller merchants, quick service restaurants and users in the transportation, petroleum, healthcare, prepaid, unattended and many other markets. Hypercom solutions enable businesses in more than 100 countries to securely expand their revenues and profits. Hypercom is a founding member of the Secure POS Vendor Alliance (SPVA), and is the second largest provider of electronic payment solutions and services in Western Europe, and third largest provider globally.

Non-GAAP Supplemental Information

Non-GAAP Net Income (Loss) and Adjusted EBITDAS Metrics

Hypercom provides non-GAAP supplemental information in this press release including Non-GAAP Net Income (Loss) and Adjusted EBITDAS. These non-GAAP financial statement measures exclude transactions such as restructuring costs, income taxes, goodwill and other impairments, stock-based compensation, amortization, foreign currency gains and losses and professional fees related to the TeT acquisition and related tax effects of such transactions and are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges.  These non-GAAP measurements are used for internal management assessments because such measures provide additional insight into ongoing financial performance including non-GAAP net revenue, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income, and related EPS as well as these non-GAAP financial measures as a percentage of net revenues.  We believe that the presentation of non-GAAP financial information may be useful to investors and analysts for many of the same reasons that management finds these measures useful.

Non-GAAP financial measures contain limitations and should be considered as a supplement to, and not as a substitute for, or superior to, disclosures made in accordance with GAAP. Pursuant to Regulation G, a reconciliation of Non-GAAP Net Income (Loss) and Adjusted EBITDAS as presented in this press release is provided at the end of this press release.

Non-GAAP Net Revenue

Non-GAAP net revenue includes TeT Q1 pro forma revenue and constant currency rate adjustments. Management believes that the use of Non-GAAP total net revenue in this release, in conjunction with results presented in accordance with GAAP, helps evaluate our performance and helps to compare our current results with those for prior periods as well as with the results of other companies in our industry. Pursuant to Regulation G, a reconciliation of Non-GAAP net revenue to GAAP net revenue as presented in this press release is provided at the end of this press release.

•
TeT Q1 pro forma revenue. Management includes the unaudited revenue for the acquired TeT entities for the six months ended June 30, 2008. We believe that including it helps evaluate our performance when compared to the six months ended June 30, 2009 as the TeT entities were not included in our GAAP results for the three months ended March 31, 2008.

•
Constant currency rate adjustments. Management refers to growth in a constant currency basis or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company's business performance. Generally, when the US Dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements that are subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "estimate," "will," "intend," "project," and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom's anticipated financial performance; projections regarding future revenue, gross margins, operating expenses, product and service margins, net income, cash flows, gains or losses from discontinued operations; the timing, performance, certifications, and market acceptance of new products; the migration to contract manufacturers of the Company's products; the development and success of broader distribution channels; the timing and success of integration activities related to the 2008 Thales e-Transactions business acquisition and the expected results and benefits of such transaction. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: industry and general economic conditions, including significant deterioration of the economies of many of the countries in which we do business and the general lack of available credit; the state of the competition in the payments processing industry in general; the timing and commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products and services, including our ability to obtain and the timing of key certifications; our ability to reduce the cost of new and existing products to improve margins; specific demand for our products and services; actual future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions, strategic investments, and business combinations and successfully integrate them into our business, including the integration of the Thales e-Transactions business; the impact of litigation matters on our business; our ability to effectively manage our exposure to foreign currency exchange rate fluctuations (including through the use of hedging transactions in periods prior to March 2009); risks associated with utilization of contract manufacturers of our products; our ability to effectively manage and control excess and obsolete inventory, product warranty expenses, and goodwill and other impairments; our ability to generate the cash required to repay our debt to Francisco Partners when due or our ability to refinance all or a portion of such debt at or prior to maturity; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.

The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom's most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom's results of operations for the three months and six months ended June 30, 2009 are not necessarily indicative of Hypercom's operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update this information, since Hypercom will only provide guidance at certain points, if at all during the year. Such information speaks only as of the date of this press release.

Hypercom does not endorse any projections regarding its future performance that may be made by third parties.

Hypercom and Optimum and Design are registered trademarks of Hypercom Corporation. All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.  HYCF

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Amounts in thousands)	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$40,544	$35,978
Short-term investments	-	499
Accounts receivable, net	83,292	96,986
Current portion of net investment in sales-type leases	7,741	9,915
Inventories	31,092	31,681
Prepaid expenses and other current assets	8,488	7,106
Deferred tax assets	1,000	1,320
Total current assets	172,157	183,485
Property, plant and equipment, net	25,881	26,870
Net investment in sales-type leases	6,172	4,869
Intangible assets, net	52,721	57,311
Goodwill	26,784	26,715
Other long-term assets	7,517	7,050
Total assets	$291,232	$306,300

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,047	$52,929
Accrued payroll and related expenses	15,923	16,619
Accrued sales and other taxes	6,204	7,709
Product warranty liabilities	6,666	6,597
Restructuring liabilities	8,897	7,724
Accrued other liabilities	21,516	22,866
Deferred revenue	14,212	12,177
Deferred tax liability	3,685	4,828
Income taxes payable	7,360	5,201
Total current liabilities	121,510	136,650
Long-term debt	53,327	48,769
Deferred tax liabilities, net	16,250	15,999
Other long-term liabilities	11,874	11,094
Total liabilities	202,961	212,512
Stockholders' equity	88,271	93,788
Total liabilities and stockholders' equity	$291,232	$306,300

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2009	2008	2009	2008
Net revenue:
Products	$79,672	$92,774	$137,577	$142,358
Services	27,157	31,406	52,867	52,327
Total net revenue	106,829	124,180	190,444	194,685
Costs of revenue:
Products	50,291	64,653	89,201	97,903
Services	21,703	24,886	41,414	42,498
Amortization of purchased intangible assets	706	1,058	1,381	1,141
Total costs of revenue	72,700	90,597	131,996	141,542
Gross profit	34,129	33,583	58,448	53,143
Operating expenses:
Research and development	10,581	14,892	21,387	21,004
Selling, general and administrative	18,941	24,803	37,520	40,314
Amortization of purchased intangible assets	1,500	1,960	2,929	2,092
Total operating expenses	31,022	41,655	61,836	63,410
Operating incomce (loss)	3,107	(8,072)	(3,388)	(10,267)
Interest income	52	322	129	1,119
Interest expense	(2,526)	(2,512)	(4,976)	(2,512)
Foreign currency gain (loss)	627	(254)	(70)	(205)
Other income	309	70	321	149
Income (loss) before income taxes and
discontinued operations	1,569	(10,446)	(7,984)	(11,716)
Provision for income taxes	(311)	(673)	(752)	(10)
Income (loss) before discontinued operations	1,258	(11,119)	(8,736)	(11,726)
Income (loss) from discontinued operations	(3)	224	66	499
Net income (loss)	$1,255	$(10,895)	$(8,670)	$(11,227)

Basic and diluted loss per share:
Income (loss) before discontinued operations	$0.02	$(0.21)	$(0.16)	$(0.22)
Income from discontinued operations	-	0.01	-	0.01
Basic and diluted income (loss) per share	$0.02	$(0.20)	$(0.16)	$(0.21)

Weighted average shares used to calculate income (loss) per share:
Basic	53,514,573	53,342,947	53,459,082	53,283,760
Diluted	53,748,345	53,342,947	53,459,082	53,283,760

HYPERCOM CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2009	2008	2009	2008

Cash flows from continuing operations:
Net income (loss) from continuing operations	$1,258	$(11,119)	$(8,736)	$(11,726)
Adjustments to reconcile net loss
from continuing operations to net cash
provided by operating activities:
Depreciation and amortization	2,352	2,605	4,837	4,917
Amortization of purchased intangibles	2,206	3,018	4,310	3,233
Interest conversion to debt	1,656	1,500	3,271	1,500
Amortization of debt issuance costs	32	32	64	32
Amortization of discount on notes payable	772	915	1,475	915
Amortization of discounts on short-term			-	-
investments	-	(20)	-	(58)
Provision (reversal) for doubtful accounts	123	143	1,486	(1,000)
Provision for excess and obsolete inventory	725	624	1,100	1,289
Provision for warranty and other product charges	1,341	1,345	2,479	1,840
Deferred income tax benefit (provision)	(571)	2,415	(575)	4,007
Non-cash share-based compensation	457	835	1,131	1,753
Foreign currency losses (gains)	(891)	169	(1,429)	4
Non-cash write-off of intangibles and other assets	737	409	1,082	451
Changes in operating assets and
liabilities, net	(42)	(4,064)	(3,649)	10,600
Net cash provided by (used in) operating activities	10,155	(1,193)	6,846	17,757

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,641)	(1,777)	(3,898)	(3,042)
Cash paid for acquisitions, net of cash acquired	-	(112,825)	(37)	(114,898)
Software development costs capitalized	(248)	(28)	(248)	(57)
Purchase of short-term investments	-	(16,082)	(1,376)	(31,051)
Proceeds from the sale or maturity of	-		-	-
short-term investments	-	15,699	1,875	32,075
Net cash used in investing activities	(2,889)	(115,013)	(3,684)	(116,973)

Cash flows from financing activities:
Borrowing in revolving line of credit	-	-	7,800	-
Repayments of bank notes payable and other
debt instruments	-	(433)	(7,985)	(434)
Debt issuance costs	-	(562)	-	(687)
Proceeds from long term debt	-	60,000	-	60,000
Proceeds from issuance of common stock	36	36	90	602
Net cash provided (used in) by financing activities	36	59,041	(95)	59,481
Effect of exchange rate changes on cash	2,057	(176)	1,363	397
Net (decrease) increase in cash flows from
continuing operations	9,359	(57,341)	4,430	(39,338)
Net cash provided by operating
activities - discontinued operations	90	121	136	288
Cash and cash equivalents, beginning of period	31,095	95,095	35,978	76,925
Cash and cash equivalents, end of period	$40,544	$37,875	$40,544	$37,875

HYPERCOM CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

GAAP net income (loss)	$1,255	$(10,895)	$(8,670)	$(11,227)

Restructuring charges included in:
Costs of revenue	859	1,755	859	2,558
Operating expenses	1,046	-	1,046	492

Stock-based compensation included in:
Costs of revenue	56	39	123	3
Operating expenses	401	796	1,007	1,750

Amortization of purchased intangibles included in:
Costs of revenue	706	1,058	1,381	1,141
Operating expenses	1,500	1,960	2,929	2,092

Professonal fees incurred related to TeT Acquisition
included in:
Operating expenses	-	1,726	-	3,095

Income tax effect	(178)	-	(178)	-

Non-GAAP net income (loss)	$5,645	$(3,561)	$(1,502)	$(96)

Non-GAAP diluted income (loss) per share	$0.11	$(0.07)	$(0.03)	$(0.00)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Operating income (loss)	$3,107	$(8,072)	$(3,388)	$(10,267)
Depreciation and amortization	4,558	5,623	9,147	8,150
Restructuring charges	1,905	1,755	1,905	3,050
Professonal fees incurred related to TeT Acquisition	-	1,726	-	3,095
Stock based compensation	457	835	1,130	1,753
Adjusted EBITDAS	$10,027	$1,867	$8,795	$5,781

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

GAAP net revenue	$106,829	$124,180	$190,444	$194,685
TeT Q1 pro forma revenue	-	-	-	43,144
Constant currency rate adjustment	13,094	-	26,618	-
Non-GAAP net revenue	$119,923	$124,180	$217,062	$237,829